Exhibit 99.1

Contacts:	Robert Jaffe
PondelWilkinson Inc.
(310) 279-5980
LANNETT COMPANY REPORTS FISCAL 2006 FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS
Philadelphia, PA — September 13, 2006 — Lannett Company, Inc. (AMEX: LCI) today reported its financial results for the full fiscal year and the fourth quarter ended June 30, 2006.
For fiscal year 2006, net sales were $64.1 million, an increase of $19.2 million compared with net sales of $44.9 million in fiscal 2005. Net income was $5.0 million, or $0.21 per basic and diluted share, which included equity-based compensation expense of $1.1 million, net of tax benefit, or $0.05 per basic and diluted share. This compares with a net loss in fiscal 2005 of $32.8 million, or $1.36 loss per basic and diluted share, which included a $46.1 million non-cash impairment loss on intangible assets and no equity-based compensation expense. Equity-based compensation expense was adopted at the beginning of fiscal year 2006 in accordance with the Statement of Financial Accounting Standards No. 123R.
For the fourth quarter of fiscal 2006, net sales were $19.5 million, an increase of $10.1 million compared with $9.4 million in fiscal 2005 fourth quarter. Net income was $0.8 million, or $0.04 per basic and diluted share, which included equity-based compensation expense of $0.3 million, net of tax benefit, or $0.01 per basic and diluted share. This compares with a net loss of $5.7 million, or $0.24 loss per basic and diluted share, for the same period in fiscal 2005.
“In fiscal 2006, we launched a number of new products, established strategic alliances and invested in research and development,” said Arthur Bedrosian, Lannett’s president and chief executive officer. “These efforts combined to fuel the significant top line and bottom line improvement we made this past year over the prior year and position Lannett for continued growth. Looking ahead, we currently anticipate fiscal 2007 net sales to grow in the mid-teen percent range over fiscal 2006.”
For fiscal year 2006, gross profit was $30.2 million, or 47% of net sales, compared with $13.5 million, or 30% of net sales, for fiscal 2005. Research and development expenses were $8.1 million, compared with $6.3 million for the fiscal 2005 full year. Selling, general and administration (SG&A) expenses were $11.8 million, including $1.4 million of equity-based compensation expense, compared with $9.2 million for fiscal 2005. Amortization expense was $1.8 million, compared with $5.5 million for the prior year.
For the fourth quarter of fiscal 2006, gross profit was $9.9 million, or 51% of net sales, compared with negative $3.1 million in the fourth quarter of fiscal 2005. The negative gross profit in the prior year was the result of increased reserves for short dated inventory, primarily Levothyroxine Sodium, and decreased prices for a majority of the product line.
For the fourth quarter of fiscal 2006, research and development expenses increased to $3.3 million from $2.7 million in the same period in 2005. SG&A expenses were $4.5 million, including $0.4 million of equity-based compensation expense, compared with $2.4 million in the fourth quarter of fiscal 2005. Amortization expense was $0.4 million for both periods.
About Lannett Company:
Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications. For more information, visit Lannett Company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Any such statements, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time. These forward-looking statements represent the company’s judgment as of the date of this news release. The company disclaims any intent or obligation to update these forward-looking statements.
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FINANCIAL TABLES FOLLOW

LANNETT COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Year Ended
	(UNAUDITED)
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005
Net sales	$19,452,896	$9,368,438	$64,060,375	$44,901,645
Cost of sales	9,569,130	12,443,756	33,900,045	31,416,908

Gross profit	9,883,766	(3,075,318)	30,160,330	13,484,737

Research and development expenses	3,288,279	2,744,015	8,102,465	6,265,522
Selling, general and administrative expenses	4,452,548	2,376,890	11,799,994	9,194,377
Amortization expense	446,166	446,166	1,784,665	5,516,417
Impairment loss on intangible & other assets	19,288	53,377	19,288	46,148,079

Operating income (loss)	1,677,485	(8,695,766)	8,453,918	(53,639,658)

Other (expense) income	(19,432)	(40,145)	76,179	(185,840)

Income (loss) before taxes	1,658,053	(8,735,911)	8,530,097	(53,825,498)

Income tax expense (benefit)	808,840	(3,010,067)	3,561,175	(21,045,902)

Net income (loss)	$849,213	$(5,725,844)	$4,968,922	$(32,779,596)

Earnings (loss) per share:
Basic	$0.04	$(0.24)	$0.21	$(1.36)

Diluted	$0.04	$(0.24)	$0.21	$(1.36)

Shares used to calculate earnings (loss) per share:
Basic	24,141,170	24,111,140	24,130,224	24,097,472

Diluted	24,180,209	24,111,140	24,154,409	24,097,472

LANNETT COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS

	June 30,	June 30,
	2006	2005
Assets:
Current Assets:
Cash	$468,359	$4,165,601
Trade accounts receivable, net	24,921,671	10,735,529
Inventories	11,476,503	9,988,769
Prepaid taxes	3,212,511	3,957,993
Other current assets	1,946,631	1,966,270
Deferred tax asset	1,461,172	3,123,953

Total current assets	43,486,847	33,938,115

Property and equipment, net	19,645,549	16,624,848

Investment securities-available-for-sale	5,621,609	7,888,708
Note Receivable	3,182,498	—
Deferred tax asset	18,070,674	18,610,159
Intangible asset, net	13,831,168	15,615,835
Construction in progress	1,955,508	2,079,650
Other assets	198,211	159,745

Total Assets	$105,992,064	$94,917,060

Liabilities and Shareholders’ Equity:
Current liabilities	$20,624,428	$16,395,562
Long-term debt, less current portion	7,065,986	7,262,672
Deferred income taxes and other liabilities	2,545,734	2,009,582
Shareholders’ equity	75,755,916	69,249,244

Total Liabilities and Shareholders’ Equity	$105,992,064	$94,917,060